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Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-162855

PROSPECTUS

$810,500,000

Qwest Corporation

Exchange Offer for All Outstanding

8 3/8% Notes due 2016
(CUSIP Nos. 74913GAU9 and U7490RAJ8)
for new 8 3/8% Notes due 2016
that have been registered under the Securities Act of 1933

This exchange offer will expire at 5:00 p.m., New York City time, on December 14, 2009, unless extended.

The Exchange Notes:

  •
  The terms of the registered 8 3/8% Notes due 2016 to be issued in the exchange offer are substantially identical to the terms of the outstanding 8 3/8% Notes due 2016, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes will not apply to the exchange notes.

  •
  We are offering the exchange notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the outstanding notes.

Material Terms of the Exchange Offer:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on December 14, 2009, unless extended.

  •
  Upon expiration of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the exchange notes.

  •
  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

  •
  The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

  •
  The exchange of the exchange notes for outstanding notes will not be a taxable exchange for U.S. Federal income tax purposes.

  •
  There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or quotation system.

  •
  Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it acquired the outstanding notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, as amended, in connection with any resale of the exchange notes. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

See "Risk Factors" beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 13, 2009

        We have not authorized anyone to give any information or make any representation about us that is different from or in addition to that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the date of delivery of this prospectus or the sale of the securities made hereunder.

i

WHERE YOU CAN FIND MORE INFORMATION

        We will provide without charge to each person to whom a copy of this prospectus has been delivered, who makes a written or oral request, a copy of our filings and any and all of the documents referred to herein, including the registration rights agreement and the indenture for the notes, which are summarized in this prospectus, by writing or calling us at the following address or telephone number.

Corporate Secretary
Qwest Corporation
1801 California Street
Denver, Colorado 80202
(303) 992-1400

        In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offer.

 INCORPORATION BY REFERENCE

        We file annual, quarterly and special reports and other information with the Securities and Exchange Commission, or SEC. SEC filings of QC (defined below) are available to the public over the Internet at the SEC's web site at http://www.sec.gov. Unless specifically listed below, the information contained on the SEC web site is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus. You may also read and copy any document that we file with the SEC at the SEC's public reference room located at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, our ultimate parent, Qwest Communications International Inc., also files reports and other information with the SEC and investors are encouraged to review these filings as well.

        We incorporate by reference into this prospectus some of the information that we file with the SEC, which means that we are disclosing important business and financial information to you by referring you to those filings. The information we incorporate by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by QC with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, on or after the date of the initial registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus and prior to the completion of the exchange offer.

  •
  QC's Annual Report on Form 10-K for the year ended December 31, 2008 (the "2008 10-K");

  •
  QC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009 (collectively, the "2009 10-Qs"); and

  •
  QC's Current Reports on Form 8-K filed on April 8, 2009, April 13, 2009, and November 2, 2009.

        Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit.

        Any statements made in future SEC filings that are incorporated by reference into this prospectus will automatically update this prospectus, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated by reference into this prospectus.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains and may refer you to documents that contain forward-looking statements about our financial condition, results of operations and business. These statements include, among others:

  •
  statements concerning the benefits that we expect will result from our business activities and certain transactions we have completed, such as increased revenue, decreased expenses and avoided expenses and expenditures; and

  •
  statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

        These statements may be made expressly in this document or may be incorporated by reference to other documents we have filed or will file with the SEC. You can find many of these statements by looking for words such as "may," "would," "could," "should," "plan," "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus or in documents incorporated by reference in this prospectus.

        These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by us in those statements. Some of these risks are described below under "Risk Factors" and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2008 10-K and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (the "2009 Third Quarter 10-Q"). These risk factors should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Given these uncertainties, we caution investors not to unduly rely on our forward-looking statements. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Further, the information about our intentions contained in this document is a statement of our intentions as of the date of this prospectus and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and our assumptions as of such date. We may change our intentions, at any time and without notice, based upon any changes in such factors, in our assumptions or otherwise.

iii

PROSPECTUS SUMMARY

        The following summary contains basic information about us and this exchange offer, but does not contain all the information that may be important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents we refer you to. You should carefully consider the information set forth under "Risk Factors." In addition, certain statements are forward-looking statements, which involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements." All financial data provided in this prospectus are the financial data of QC and its consolidated subsidiaries, unless otherwise disclosed.

        As used in this prospectus, unless the context otherwise requires or indicates:

  •
  "notes" refers to the outstanding notes and the exchange notes offered in the exchange offer, collectively;

  •
  "QC" and "Qwest" refer to Qwest Corporation, a Colorado corporation, which is the issuer of the notes;

  •
  "QSC" refers to Qwest Services Corporation, a Colorado corporation, which is a wholly owned subsidiary of QCII and is the direct parent of QC;

  •
  "QCII" refers to Qwest Communications International Inc., a Delaware corporation, and its consolidated subsidiaries;

  •
  "QCF" refers to Qwest Capital Funding, Inc., a Colorado corporation, which is a wholly owned finance subsidiary of QCII; and

  •
  "we," "us," and "our" refer to QC and its consolidated subsidiaries.

The Company

        We provide data, Internet, video and voice services. We generate revenue from services provided in the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. In addition to our operations, QCII maintains a national telecommunications network. Through its fiber optic network, QCII provides some long-distance, data and Internet services that we do not provide.

        We sell our products and services to business markets, mass markets and wholesale markets customers. In general, our business markets customers include enterprise and government customers. Enterprise customers consist of local, national and global businesses. Our mass markets customers include consumers and small businesses. Our wholesale markets customers are other carriers and resellers that purchase our products and services in large quantities to sell to their customers or that purchase our access services that allow them to connect their customers and their networks to our network. We also sell our products and services to our affiliates.

Corporate Information

        We were incorporated in 1911 under the laws of the State of Colorado. We are wholly owned by QSC, which is wholly owned by QCII.

        Our principal executive offices are located at 1801 California Street, Denver, Colorado 80202, and our telephone number is (303) 992-1400.

 QCII's Corporate Structure

        The following chart illustrates the corporate structure and debt capitalization of QCII and its consolidated subsidiaries as of September 30, 2009.

        This chart is provided for illustrative purposes only and does not represent all legal entities of QCII and its consolidated subsidiaries or all obligations of such entities. For more information on our outstanding indebtedness, see "Description of Other Indebtedness."

Total Consolidated Debt: $14.1 billion(1)

(1)
Total consolidated debt consists of the face value of total current and long-term borrowings of QCII and its consolidated subsidiaries, adjusted for a reduction of $158 million, which is the amount by which net unamortized debt discounts on certain debt exceeded our capital lease obligations and other notes payable.

(2)
These notes are guaranteed by QSC and QCF. The QSC and QCF guarantees are a senior unsecured obligation of QSC and QCF, respectively.

(3)
QCII's $945 million revolving credit facility (the "Credit Facility") is guaranteed by QSC and is secured by a senior lien on the stock of QC. The Credit Facility is currently undrawn and is therefore not reflected in QCII's total consolidated debt.

(4)
The QCF senior notes are guaranteed by QCII on a senior unsecured basis.

(5)
All existing indebtedness for borrowed money of QC is unsecured and will rank pari passu with the notes.

 Summary of the Exchange Offer

        The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section "The Exchange Offer." The term "outstanding notes" refers to QC's outstanding 8 3/8% Notes due 2016, which were issued on April 13, 2009. The term "exchange notes" refers to QC's 8 3/8% Notes due 2016 offered by this prospectus, which have been registered under the Securities Act of 1933, as amended (referred to in this prospectus as the Securities Act). The term "indenture" refers to the indenture that governs both the outstanding notes and the exchange notes.

The Exchange Offer	QC is offering to exchange $1,000 principal amount of its exchange notes, which have been registered under the Securities Act, for each $1,000 principal amount of outstanding notes, subject to a minimum exchange of $2,000. As of the date of this prospectus, $810.5 million aggregate principal amount of the notes is outstanding. QC issued the outstanding notes in a private transaction for resale pursuant to Rule 144A and Regulations S under the Securities Act. The terms of the exchange notes are substantially identical to the terms of the corresponding outstanding notes, except that the transfer restrictions, registration rights and rights to increased interest in addition to the stated interest rate on the outstanding notes ("Additional Interest") provisions relating to the outstanding notes will not apply to the exchange notes.
In order to exchange your outstanding notes for exchange notes, you must properly tender them before the expiration of the exchange offer.
Expiration Time

The exchange offer will expire at 5:00 p.m., New York City time, on December 14, 2009, unless the exchange offer is extended, in which case the expiration time will be the latest date and time to which the exchange offer is extended. See "The Exchange Offer—Terms of the Exchange Offer; Expiration Time."

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, see "Exchange Offer—Conditions to the Exchange Offer, " some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.

Procedures for Tendering Outstanding Notes

You may tender your outstanding notes through book-entry transfer in accordance with The Depository Trust Company's Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must:

•       complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your outstanding notes, to the exchange agent at the address set forth under "The Exchange Offer—The Exchange Agent;" or

•       arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the outstanding notes being tendered into the exchange agent's account at The Depository Trust Company.

You may tender your outstanding notes for exchange notes in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.
See "The Exchange Offer—How to Tender Outstanding Notes for Exchange."
Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, you may tender your outstanding notes according to the guaranteed delivery procedures described in "The Exchange Offer—Guaranteed Delivery Procedures."

Special Procedures for Beneficial Owners

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See "The Exchange Offer—How to Tender Outstanding Notes for Exchange."

Withdrawal of Tenders

You may withdraw your tender of outstanding notes at any time at or prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under "The Exchange Offer—Withdrawal Rights."

Acceptance of Outstanding Notes and Delivery of Exchange Notes

Upon consummation of the exchange offer, QC will accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration time. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the tendered outstanding notes. See "The Exchange Offer—Terms of the Exchange Offer; Expiration Time."

Registration Rights Agreement	We are making the exchange offer pursuant to the registration rights agreement that we entered into on April 13, 2009 with the initial purchasers of the outstanding notes.

Resales of Exchange Notes

We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

• you are not an "affiliate" of ours;
• the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;
• you have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;
• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes issued in the exchange offer; and

•       if you are a broker-dealer, you will receive the exchange notes for your own account, the outstanding notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any exchange notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

If you do not meet these requirements, your resale of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

See "The Exchange Offer—Consequences of Exchanging Outstanding Notes."

Consequences of Failure to Exchange Your Outstanding Notes

If you do not exchange your outstanding notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. Accordingly, the trading market for your untendered outstanding notes could be adversely affected.

See "The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes."
Exchange Agent	The exchange agent for the exchange offer is U.S. Bank National Association. For additional information, see "The Exchange Offer—Exchange Agent" and the accompanying letter of transmittal.
Certain Federal Income Tax Considerations	The exchange of your outstanding notes for exchange notes will not be a taxable exchange for United States federal income tax purposes.

The notes are treated as issued with original issue discount ("OID") for U.S. federal income tax purposes because the issue price of the notes is less than their stated principal amount (by more than a de minimis amount). A United States holder of a note will have to report any OID as income as it accrues (prior to the receipt of cash attributable thereto), based on a constant yield method and regardless of the United States holder's regular method of accounting for U.S. federal income tax purposes.

You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the exchange notes. For additional information, see "Certain United States Federal Income Tax Considerations."

Summary of the Terms of the Exchange Notes

        The terms of the exchange notes are substantially the same as the outstanding notes, except that the transfer restrictions, registration rights and Additional Interest provisions relating to the outstanding notes will not apply to the exchange notes. The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section "Description of the Notes" in this prospectus.

Issuer	Qwest Corporation
Notes Offered	$810,500,000 aggregate principal amount of 8 3/8% Notes due 2016.
Maturity Date	The notes will mature on May 1, 2016.
Interest Payment Dates	May 1 and November 1 of each year, commencing on November 1, 2009.
Optional Redemption
We have the option to redeem all or a portion of the notes at any time at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the discounted present value of 100% of their principal amount and remaining scheduled interest payments, in either case plus accrued and unpaid interest to the redemption date. See "Description of the Notes—Optional Redemption."
Ranking	The notes are our unsecured general obligations and rank equally with all other unsecured and unsubordinated indebtedness of QC.
Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
• create liens; and
• merge, consolidate or sell substantially all of our assets.
These covenants are subject to a number of important qualifications and limitations. See "Description of the Notes."
Form and Denomination	The exchange notes will be initially issued only in the form of global notes.

Except as otherwise provided under the indenture, holders of the exchange notes will not be entitled to receive physical delivery of definitive exchange notes or to have exchange notes issued and registered in their names and will not be considered the owners of the exchange notes under the indenture governing the notes.
Interests in the global notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Risk Factors	See "Risk Factors" for a discussion of certain risks you should carefully consider.

Summary Historical Consolidated Financial and Other Data

        The following summary historical consolidated financial data for the nine-month periods ended September 30, 2009 and 2008 and as of September 30, 2009 are derived from, and qualified by reference to, our unaudited condensed consolidated financial statements incorporated by reference in this prospectus. The summary historical consolidated financial data for each of the years in the three-year period ended December 31, 2008 and as of December 31, 2008 and 2007 are derived from, and are qualified by reference to, our audited consolidated financial statements incorporated by reference in this prospectus. The summary historical consolidated financial data as of December 31, 2006 are derived from, and are qualified by reference to, our audited consolidated financial statements that are not incorporated by reference in this prospectus.

        This summary financial data should be read in conjunction with, and are qualified in their entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our 2008 10-K and 2009 10-Qs as well as our consolidated financial statements as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008, related notes, and the independent registered public accounting firm's report, which refers to the adoption of certain new accounting standards, all of which are incorporated by reference in this prospectus.

        Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of our financial condition and results of operations for such periods. Operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)
	(Dollars in millions)
Consolidated Statement of Operations Data:
Operating revenue	$7,372	$7,787	$10,388	$10,691	$10,721
Operating expenses	5,384	5,642	7,525	7,631	8,288
Net income	938	1,059	1,438	1,527	1,203

		As of December 31,
	As of September 30, 2009
		2008	2007	2006
	(Unaudited)
	(Dollars in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,070	$233	$292	$276
Short term investments	2	5	21	42
Non-current investments	58	48	33	—
Total assets	15,337	15,443	16,522	17,404
Total debt(1)	8,356	7,588	7,911	7,735
Total stockholder's equity	500	786	1,370	2,252

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)
	(Dollars in millions)
Other Financial Data:
Cash provided by operating activities	$2,443	$2,727	$3,479	$3,670	$3,374
Cash used for investing activities	828	1,133	1,402	1,254	1,279
Cash used for financing activities	778	1,597	2,136	2,400	1,980
Capital expenditures	821	1,115	1,404	1,270	1,410
Cash dividends declared	1,200	2,200	2,200	2,470	2,000

	Nine Months Ended September 30,	Year Ended December 31,
	2009	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges (unaudited)(2)	3.9x	4.4x	4.6x	3.7x	3.3x	3.7x

(1)
Total debt consists of the face value of total current and long term borrowings of QC and its consolidated subsidiaries, adjusted for the amount by which net unamortized debt discounts on certain debt exceeded our capital lease obligations and other notes payable. Total debt does not include dividends payable.

(2)
"Earnings" for the purpose of this ratio are unaudited and are computed by adding income before income taxes, discontinued operations, cumulative effect of changes in accounting principles, estimated fixed charges and estimated amortization of capitalized interest (excluding capitalized interest). "Fixed charges" consist of interest (including capitalized interest) on indebtedness, the estimates of interest factor on rentals and amortization of premiums, discounts and debt issuance costs.

Risk Factors

        You should carefully consider all of the information in this prospectus. In particular, for a discussion of some specific factors that you should consider in evaluating the exchange offer, see "Risk Factors" beginning on page 10.

RISK FACTORS

        The exchange notes involve substantial risks similar to those associated with the outstanding notes. To understand these risks you should carefully consider the risk factors set forth below, together with all of the other information included or incorporated by reference in this prospectus.

Risks Relating to the Exchange

We cannot assure you that an active trading market for the exchange notes will exist if you desire to sell the exchange notes.

        There is no existing public market for the outstanding notes or the exchange notes. We do not intend to apply for listing of the exchange notes on a securities exchange or quotation system. The liquidity of any trading market in the exchange notes, and the market prices quoted for the exchange notes, may be adversely affected by changes in the overall market for these types of securities, and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that you will be able to sell the exchange notes or that, if you can sell your exchange notes, you will be able to sell them at an acceptable price.

You may have difficulty selling any outstanding notes that you do not exchange.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to hold outstanding notes subject to restrictions on their transfer. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under an exemption from the registration requirements of the Securities Act.

        In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not currently intend to register the outstanding notes under the Securities Act or any state securities laws. If a substantial amount of the outstanding notes is exchanged for a like-amount of the exchange notes issued in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes" for a discussion of additional consequences of failing to exchange your outstanding notes.

Risks Relating to the Notes

QCII's high debt levels pose risks to our viability and may make us more vulnerable to adverse economic and competitive conditions, as well as other adverse developments.

        Our ultimate parent, QCII, continues to carry significant debt. As of September 30, 2009, our consolidated debt was approximately $8.356 billion, which was included in QCII's consolidated debt of approximately $14.135 billion as of that date. Approximately $5.819 billion of QCII's debt, which includes approximately $2.825 billion of our debt obligations, comes due over the next three years. The $5.819 billion amount also includes $1.265 billion of QCII's 3.50% Convertible Senior Notes due 2025 (referred to as the "3.50% Convertible Senior Notes"), which QCII may elect to redeem at any time on or after November 20, 2010 and holders may require QCII to repurchase for cash on November 15, 2010. In addition, holders of these 3.50% Convertible Senior Notes may also elect to convert the principal of their notes into cash during periods when specified, market based conversion requirements are met. While we currently believe QCII and we will have the financial resources to meet our obligations when they come due, we cannot fully anticipate our future condition or that of QCII, the credit markets or the economy generally. We may have unexpected costs and liabilities, and we may have limited access to financing. In addition, QCII has $193 million of potential stock repurchases remaining under its previously disclosed stock repurchase program, and it is the current expectation of QCII's Board of Directors that QCII will continue to pay a quarterly cash dividend. Cash used by QCII to purchase its common stock or to pay dividends will not be available for other purposes, including the repayment of debt.

        We may periodically need to obtain financing in order to meet our debt obligations as they come due. Due to recent turmoil in the credit markets and the continued decline in the economy, we may not be able to refinance maturing debt at terms that are as favorable as those from which we previously benefited, at terms that are acceptable to us or at all. We may also need to obtain additional financing or investigate other methods to generate cash (such as further cost reductions or the sale of assets) if revenue and cash provided by operations decline, if economic conditions continue to weaken, if competitive pressures increase, if holders of the 3.50% Convertible Senior Notes elect to convert their notes because market based conversion provisions are met or require QCII to repurchase their notes for cash on November 15, 2010, if QCII or we are required to contribute a material amount of cash to QCII's pension or other post-retirement benefit plans or if QCII becomes subject to significant judgments or settlements in one or more of the matters discussed in Note 8—Commitments and Contingencies to our condensed consolidated financial statements in Item 1 of Part I of our 2009 Third Quarter 10-Q. We can give no assurance that this additional financing will be available on terms that are acceptable to us or at all. Also, we may be impacted by factors relating to or affecting our liquidity and capital resources due to perception in the market, impacts on our credit ratings or provisions in our financing agreements that may restrict our flexibility under certain conditions.

        QCII's $945 million revolving credit facility (referred to as the "Credit Facility"), which is currently undrawn, has a cross payment default provision, and the Credit Facility and certain other debt issues of QCII and its other subsidiaries have cross acceleration provisions. When present, these provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument. As a subsidiary of QCII, any such event could adversely affect our ability to conduct business or access the capital markets and could adversely impact our credit ratings. In addition, the Credit Facility contains various limitations, including a restriction on using any proceeds from the facility to pay settlements or judgments relating to the securities related actions discussed in Note 8—Commitments and Contingencies to our condensed consolidated financial statements in Item 1 of Part I of our 2009 Third Quarter 10-Q.

        The degree to which we, together with QCII, are leveraged may have other important limiting consequences, including the following:

  •
  placing us at a competitive disadvantage as compared with our less leveraged competitors;

  •
  making us more vulnerable to downturns in general economic conditions or in any of our businesses;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  impairing our ability to obtain additional financing in the future for working capital, capital expenditures or general corporate purposes.

Adverse changes in the value of assets or obligations associated with QCII's employee benefit plans could negatively impact QCII's stockholders' equity balance, which may in turn affect our business and liquidity.

        Our employees participate in employee benefit plans sponsored by QCII.

        QCII maintains a qualified pension plan, a non-qualified pension plan and post-retirement benefit plans. The funded status of these plans is the difference between the value of all plan assets and benefit obligations under these plans. The process of calculating benefit obligations is complex. Adverse changes in interest rates or market conditions, among other assumptions and factors, could cause a significant increase in QCII's benefit obligations or a significant decrease in the value of plan assets. With respect to QCII's qualified pension plan, adverse changes could require QCII to contribute a material amount of cash to the plan or could accelerate the timing of any required cash payments. The amounts contributed by us through QCII are not segregated or restricted and may be used to provide benefits to employees of QCII's other subsidiaries. QCII determines our cash contribution and, historically, has only required us to pay our portion of its required pension contribution. It is likely that QCII will be required to make a cash contribution to this plan in 2011. Any future material cash contributions in 2011 and beyond could have a negative impact on QCII's liquidity by reducing its cash flows, which in turn could affect our liquidity.

        In addition, QCII's condensed consolidated balance sheets indirectly reflect the value of all plan assets and benefit obligations under these plans. The accounting for employee benefit plans is complex, and significant increases in QCII's benefit obligations or significant decreases of the value of plan assets can occur without necessarily impacting QCII's net income in the short term. In addition, QCII's benefit obligations could increase significantly if it needs to unfavorably revise the assumptions it used to calculate the obligations. The value of QCII's plan assets was several times larger than QCII's stockholders' equity as of December 31, 2007. However, asset values decreased significantly in 2008, which caused QCII's previous stockholders' equity position to become a deficit position as of December 31, 2008. Stockholders' equity or deficit is one of several measures used by certain customers and vendors, among others, to evaluate a company's financial condition. As such, QCII's current stockholders' deficit position or any future increases in its stockholders' deficit could adversely impact QCII's competitiveness in obtaining favorable purchase arrangements and make it more challenging to compete for certain sales contracts, among other things.

        Because we are a wholly owned subsidiary of QCII, these events could adversely affect our ability to conduct business or to access the capital markets.

The cash needs of our affiliated companies consume a significant amount of the cash we generate.

        We regularly declare and pay dividends to our direct parent, QSC. We may declare and pay dividends in excess of our earnings to the extent permitted by applicable law, which may consume a significant amount of the cash we generate. Our debt covenants do not limit the amount of dividends we can pay to our parent.

Our debt agreements and the debt agreements of QCII allow us and QCII to incur significantly more debt, which could exacerbate the other risks described herein.

        The terms of QCII's and our debt instruments permit both QCII and us to incur additional indebtedness. Additional debt may be necessary for many reasons, including to adequately respond to competition, to comply with regulatory requirements related to our service obligations or for financial reasons alone. Incremental borrowings or borrowings at maturity on terms that impose additional financial risks to our various efforts to improve our operating results and financial condition could exacerbate the other risks described herein.

Other than covenants limiting liens and certain corporate transactions, the notes will not contain restrictive covenants, and there is no protection in the event of a change of control.

        The indenture governing the notes does not contain restrictive covenants that would protect you from many kinds of transactions that may adversely affect you. In particular, the indenture does not contain covenants limiting any of the following:

  •
  the incurrence of additional indebtedness by us or our subsidiaries;

  •
  the issuance of stock of our subsidiaries;

  •
  the payment of dividends and certain other payments by us and our subsidiaries;

  •
  our ability and our subsidiaries' ability to enter into sale/leaseback transactions;

  •
  our creation of restrictions on the ability of our subsidiaries to make payments to us;

  •
  our ability to engage in asset sales;

  •
  our ability or our subsidiaries' ability to enter into certain transactions with affiliates; and

  •
  our ability to enter into a transaction constituting a change of control.

The notes are treated as issued with original issue discount for U.S. federal income tax purposes.

        The notes are treated as having been issued with OID for U.S. federal income tax purposes because the issue price of the notes was less than their stated principal amount (by more than a de minimis amount). A United States holder of a note will have to report any OID as income as it accrues (prior to the receipt of cash attributable thereto), based on a constant yield method and regardless of the United States holder's regular method of accounting for U.S. federal income tax purposes. See "Certain material U.S. federal income tax considerations."

Risks Affecting our Business

Increasing competition, including product substitution, continues to cause access line losses, which has adversely affected and could continue to adversely affect our operating results and financial condition.

        We compete in a rapidly evolving and highly competitive market, and we expect competition to continue to intensify. We are facing greater competition from cable companies, wireless providers, resellers and sales agents (including ourselves) and facilities-based providers using their own networks as well as those leasing parts of our network. In addition, regulatory developments over the past several years have generally increased competitive pressures on our business. Due to some of these and other factors, we continue to lose access lines.

        We are continually evaluating our responses to these competitive pressures. Some of our more recent responses are product bundling and packaging and QCII's and our continuing focus on customer service. However, we may not be successful in these efforts. We may not be able to distinguish our service levels from those of our competitors, and we may not be successful in integrating our product offerings, especially products for which we act as a reseller or sales agent, such as wireless services and video services. If these initiatives are unsuccessful or insufficient, we are otherwise unable to sufficiently stem or offset our continuing access line losses and our revenue declines significantly without corresponding cost reductions, this would adversely affect our operating results and financial condition, as well as our ability to service debt and pay other obligations.

Unfavorable general economic conditions in the United States could negatively impact our operating results and financial condition.

        Unfavorable general economic conditions, including the current recession in the United States and the recent financial crisis affecting the banking system and financial markets, could negatively affect our business. While it is often difficult for us to predict the impact of general economic conditions on our business, these conditions could adversely affect the affordability of and consumer demand for some of our products and services and could cause customers to shift to lower priced products and services or to delay or forgo purchases of our products and services. One or more of these circumstances could cause our revenue to decline. Also, our customers may not be able to obtain adequate access to credit, which could affect their ability to make timely payments to us. If that were to occur, we could be required to increase our allowance for doubtful accounts, and the number of days outstanding for our accounts receivable could increase. In addition, as discussed above under the heading "Risks Relating to the Notes," due to recent turmoil in the credit markets and the continued decline in the economy, we may not be able to refinance maturing debt at terms that are as favorable as those from which we previously benefited, at terms that are acceptable to us or at all. For these reasons, among others, if the current economic conditions persist or decline, this could adversely affect our operating results and financial condition, as well as our ability to service debt and pay other obligations.

We may be unable to significantly reduce the substantial capital requirements or operating expenses necessary to continue to operate our business, which may in turn affect our operating results.

        The industry in which we operate is capital intensive, and we anticipate that our capital requirements will continue to be significant in the coming years. Although we have reduced our operating expenses over the past few years, we may be unable to further significantly reduce these costs, even if revenue in some areas of our business is decreasing. While we believe that our planned level of capital expenditures will meet both our maintenance and our core growth requirements going forward, this may not be the case if circumstances underlying our expectations change.

Consolidation among participants in the telecommunications industry may allow our competitors to compete more effectively against us, which could adversely affect our operating results and financial condition.

        The telecommunications industry has experienced some consolidation, and several of our competitors have consolidated with other telecommunications providers. This consolidation results in competitors that are larger and better financed and affords our competitors increased resources and greater geographical reach, thereby enabling those competitors to compete more effectively against us. We have experienced and expect further increased pressures as a result of this consolidation and in turn have been and may continue to be forced to respond with lower profit margin product offerings and pricing plans in an effort to retain and attract customers. These pressures could adversely affect our operating results and financial condition, as well as our ability to service debt and pay other obligations.

Rapid changes in technology and markets could require substantial expenditure of financial and other resources in excess of contemplated levels, and any inability to respond to those changes could reduce our market share and adversely affect our operating results and financial condition.

        The telecommunications industry is experiencing significant technological changes, and our ability to execute our business plans and compete depends upon our and our affiliates' ability to develop and deploy new products and services, such as broadband, wireless, video and VoIP services. The development and deployment of new products and services could also require substantial expenditure of financial and other resources in excess of contemplated levels. If we are not able to develop new products and services to keep pace with technological advances, or if those products and services are not widely accepted by customers, our ability to compete could be adversely affected and our market share could decline. Any inability to keep up with changes in technology and markets could also adversely affect our operating results and financial condition, as well as our ability to service debt and pay other obligations.

If we fail to extend or renegotiate our collective bargaining agreements with our labor unions as they expire from time to time, or if our unionized employees were to engage in a strike or other work stoppage, our business and operating results could be materially harmed.

        We are a party to collective bargaining agreements with our labor unions, which represent a significant number of our employees. Our current four-year agreements with the Communications Workers of America and the International Brotherhood of Electrical Workers expire on October 6,

2012. Although we believe that our relations with our employees and unions are satisfactory, no assurance can be given that we will be able to successfully extend or renegotiate our collective bargaining agreements as they expire from time to time. The impact of future negotiations, including changes in wages and benefit levels, could have a material impact on our financial results. Also, if we fail to extend or renegotiate our collective bargaining agreements, if significant disputes with our unions arise, or if our unionized workers engage in a strike or other work stoppage, we could incur higher ongoing labor costs or experience a significant disruption of operations, which could have a material adverse effect on our business.

If conditions or assumptions differ from the judgments, assumptions or estimates used in our critical accounting policies, the accuracy of our financial statements and related disclosures could be affected.

        The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles requires management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Our critical accounting policies, which are described in our 2008 10-K, describe those significant accounting policies and methods used in the preparation of our consolidated financial statements that are considered "critical" because they require judgments, assumptions and estimates that materially impact our consolidated financial statements and related disclosures. As a result, if future events or assumptions differ significantly from the judgments, assumptions and estimates in our critical accounting policies, these events or assumptions could have a material impact on our consolidated financial statements and related disclosures.

Our reseller and sales agency arrangements expose us to a number of risks, one or more of which may adversely affect our business and operating results.

        We rely on reseller and sales agency arrangements with other companies to provide some of the services that we sell to our customers, including video services and wireless products and services. If we fail to extend or renegotiate these arrangements as they expire from time to time or if these other companies fail to fulfill their contractual obligations to us or our customers, we may have difficulty finding alternative arrangements and our customers may experience disruptions to their services. In addition, as a reseller or sales agent, we do not control the availability, retail price, design, function, quality, reliability, customer service or branding of these products and services, nor do we directly control all of the marketing and promotion of these products and services. To the extent that these other companies make decisions that negatively impact our ability to market and sell their products and services, our business plans and goals and our reputation could be negatively impacted. If these reseller and sales agency arrangements are unsuccessful due to one or more of these risks, our business and operating results may be adversely affected.

Third parties may claim we infringe upon their intellectual property rights, and defending against these claims could adversely affect our profit margins and our ability to conduct business.

        From time to time, we receive notices from third parties or are named in lawsuits filed by third parties claiming we have infringed or are infringing upon their intellectual property rights. We may receive similar notices or be involved in similar lawsuits in the future. Responding to these claims may require us to expend significant time and money defending our use of affected technology, may require us to enter into licensing agreements requiring royalty payments that we would not otherwise have to pay or may require us to pay damages. If we are required to take one or more of these actions, our profit margins may decline. In addition, in responding to these claims, we may be required to stop selling or redesign one or more of our products or services, which could significantly and adversely affect the way we conduct business.

Risks Relating to Legal and Regulatory Matters

Any adverse outcome of the KPNQwest litigation could have a material adverse impact on our financial condition and operating results, on the trading price of our debt securities and on our ability to access the capital markets.

        As described in Note 8—Commitments and Contingencies to our condensed consolidated financial statements in our 2009 Third Quarter 10-Q, the KPNQwest matters present material and significant risks to QCII and us. In the aggregate, the plaintiffs in the KPNQwest matters seek billions of dollars in damages. In addition, the outcome of one or more of these matters could have a negative impact on the outcomes of the other matters. QCII continues to defend against these matters vigorously and is currently unable to provide any estimate as to the timing of their resolution.

        We can give no assurance as to the impacts on QCII's and our financial results or financial condition that may ultimately result from these matters. The ultimate outcomes of these matters are still uncertain, and substantial settlements or judgments in these matters could have a significant impact on QCII and us. The magnitude of such settlements or judgments resulting from these matters could materially and adversely affect QCII's financial condition and ability to meet its debt obligations, potentially impacting its credit ratings, its ability to access capital markets and its compliance with debt covenants. In addition, the magnitude of any such settlements or judgments may cause QCII to draw down significantly on its cash balances, which might force it to obtain additional financing or explore other methods to generate cash. Such methods could include issuing additional securities or selling assets. As a wholly owned subsidiary of QCII, our business operations and financial condition could be similarly affected.

        Further, there are other material proceedings pending against QCII as described in Note 8—Commitments and Contingencies to our condensed consolidated financial statements in Item 1 of Part I of our 2009 Third Quarter 10-Q that, depending on their outcome, may have a material adverse effect on QCII's and our financial position. Thus, we can give no assurances as to the impacts on QCII's and our operating results or financial condition as a result of these matters.

We operate in a highly regulated industry and are therefore exposed to restrictions on our manner of doing business and a variety of claims relating to such regulation.

        We are subject to significant state and federal regulation. Interstate communications (including international communications that originate or terminate in the U.S.) are regulated by the Federal Communications Commission, or FCC, pursuant to the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and other laws. Intrastate communications are regulated by state utilities commissions pursuant to state utility laws. Generally, we must obtain and maintain certificates of authority from the FCC and regulatory bodies in most states where we offer regulated services and must obtain prior regulatory approval of rates, terms and conditions for regulated services, where required. We are subject to numerous, and often quite detailed, requirements under federal, state and local laws, rules and regulations. Accordingly, we cannot ensure that we are always in compliance with all these requirements at any single point in time. The agencies responsible for the enforcement of these laws, rules and regulations may initiate inquiries or actions based on customer complaints or on their own initiative.

        Regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. A number of state legislatures and state utility commissions have adopted reduced or modified forms of regulation for retail services. These changes also generally allow more flexibility for rate changes and for new product introduction, and they enhance our ability to respond to competition. At the same time, some of the changes at both the state and federal level may have the potential effect of reducing some regulatory protections, including having FCC-approved tariffs that include rates, terms and conditions. Despite these regulatory changes, a substantial portion of our local voice services revenue remains subject to FCC and state utility commission pricing regulation, which could expose us to unanticipated price declines. For instance, in 2009 the state utility commissions in Arizona, New Mexico and Minnesota will be considering price cap plans that govern the rates that we charge in each of these states. The FCC is also considering changing the rates that carriers can charge each other for originating, carrying and terminating traffic and for local access facilities. Also under review by the FCC and state commissions are the intercarrier compensation issues arising from the delivery of traffic destined for entities that offer conference and chat line services for free (known in the industry as "access stimulation," or "traffic pumping"), and of traffic bound for Internet service providers that cross local exchange boundaries (known as "VNXX traffic"). There can be no assurance that future regulatory, judicial or legislative activities will not have a material adverse effect on our operations, or that regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations.

        All of our operations are also subject to a variety of environmental, safety, health and other governmental regulations. We monitor our compliance with federal, state and local regulations governing the management, discharge and disposal of hazardous and environmentally sensitive materials. Although we believe that we are in compliance with these regulations, our management, discharge or disposal of hazardous and environmentally sensitive materials might expose us to claims or actions that could have a material adverse effect on our business, financial condition and operating results.

Taxing authorities may determine we owe additional taxes relating to various matters, which could adversely affect our financial results.

        We are included in the consolidated federal income tax return of QCII. As such, we could be severally liable for tax examinations and adjustments attributed to other members of the QCII affiliated group. As a significant taxpayer, QCII is subject to frequent and regular audits by the Internal Revenue Service, or IRS, as well as state and local tax authorities. These audits could subject us to tax liabilities if adverse positions are taken by these tax authorities.

        Because prior to 1999 we were a member of affiliated groups filing consolidated U.S. federal income tax returns, we could be severally liable for tax examinations and adjustments not directly applicable to us or to current members of the QCII affiliated group. Tax sharing agreements have been executed between QCII and previous affiliates, and QCII believes the liabilities, if any, arising from adjustments to previously filed returns would be borne by the affiliated group member determined to have a deficiency under the terms and conditions of such agreements and applicable tax law. We have not generally provided for liabilities attributable to current or former affiliated companies or for claims they have asserted or may assert against us.

        We believe that we have adequately provided for tax contingencies. However, QCII's tax audits and examinations may result in tax liabilities that differ materially from those that we have recorded in our condensed consolidated financial statements. Because the ultimate outcomes of all of these matters are uncertain, we can give no assurance as to whether an adverse result from one or more of them will have a material effect on our financial results.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes.

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2009. The information in this table should be read in conjunction with "Selected Historical Consolidated Financial and Other Data" in this prospectus and our unaudited condensed consolidated financial statements and related notes included in our 2009 Third Quarter 10-Q.

As of September 30, 2009
(Unaudited) (Dollars in millions)
Cash and cash equivalents	$1,070

Debt and capital leases:
6.95% senior term loan that matures in 2010	$500
8 3/8% Notes due 2016	$811
Other notes with various rates ranging from 3.549% to 8.875% (including a floating rate of LIBOR* plus 3.25%), and maturities from 2011 to 2043	7,157
Fair value adjustment for interest rate hedges	11
Unamortized discount, net of premium	(168)
Capital leases	45

Total debt and capital leases	8,356
Total stockholder's equity	500

Total capitalization	$8,856

*
London interbank offered rate.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        The following selected historical consolidated financial data for the nine-month periods ended September 30, 2009 and 2008 and as of September 30, 2009 are derived from, and qualified by reference to, our unaudited condensed consolidated financial statements incorporated by reference in this prospectus. The selected historical consolidated financial data for each of the years in the three-year period ended December 31, 2008 and as of December 31, 2008 and 2007 are derived from, and qualified by reference to, our audited consolidated financial statements incorporated by reference in this prospectus. The selected historical consolidated financial data for each of the years ended December 31, 2005 and 2004 and as of December 31, 2006, 2005 and 2004 are derived from our audited consolidated financial statements that are not incorporated by reference in this prospectus.

        The selected financial data should be read in conjunction with, and are qualified in their entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our 2008 10-K and 2009 10-Qs, as well as our consolidated financial statements as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008, related notes, and the independent registered public accounting firm's report, which refers to the adoption of certain new accounting standards, all of which are incorporated by reference in this prospectus.

        Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of our financial condition and results of operations for such periods. Operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)
	(Dollars in millions)
Consolidated Statement of Operations Data:
Operating revenue	$7,372	$7,787	$10,388	$10,691	$10,721	$10,842	$11,210
Operating expenses	5,384	5,642	7,525	7,631	8,288	8,588	8,754
Income from continuing operations before cumulative effect of changes in accounting principles	1,513	1,708	2,267	2,440	1,882	1,628	1,871
Net income	938	1,059	1,438	1,527	1,203	1,038	1,068
Other Financial Data:
Cash provided by operating activities	$2,443	$2,727	$3,479	$3,670	$3,374	$3,689	$3,774
Cash used for investing activities	828	1,133	1,402	1,254	1,279	1,151	1,498
Cash used for financing activities	778	1,597	2,136	2,400	1,980	2,753	2,555
Capital expenditures	821	1,115	1,404	1,270	1,410	1,401	1,545
Cash dividends declared	1,200	2,200	2,200	2,470	2,000	2,465	2,664

	As of September 30,	As of December 31,
	2009	2008	2007	2006	2005	2004
	(Unaudited)
	(Dollars in millions)
Consolidated Balance Sheet Data:
Total assets	$15,337	$15,443	$16,522	$17,404	$18,445	$20,580
Total debt(1)	8,356	7,588	7,911	7,735	7,720	7,704
Total stockholder's equity	500	786	1,370	2,252	2,870	4,244

(1)
Total debt consists of the face value of total current and long term borrowings of QC and its consolidated subsidiaries, plus capital lease obligations and notes payable, net of discounts and premiums. Total debt does not include dividends payable.

 MANAGEMENT

Directors and Executive Officers

        Below you can find information, including biographical information, about our current directors and executive officers:

Name	Age(1)	Position
Edward A. Mueller	62	Director and Chief Executive Officer
Richard N. Baer	52	Executive Vice President, General Counsel and Chief Administrative Officer
Joseph J. Euteneuer	54	Executive Vice President and Chief Financial Officer
Teresa A. Taylor	46	Director, Executive Vice President and Chief Operating Officer
C. Daniel Yost	61	Executive Vice President—Mass Markets Group
Christopher K. Ancell	47	Executive Vice President—Business Markets Group
R. William Johnston	55	Senior Vice President, Controller and Chief Accounting Officer

(1)
As of October 28, 2009.

        Edward A. Mueller has been a director and our Chief Executive Officer since August 2007. Mr. Mueller is also a director and Chairman and Chief Executive Officer of QCII and Chief Executive Officer of QSC. Mr. Mueller served as Chief Executive Officer of Williams-Sonoma, Inc., a specialty retailer of home furnishings, from 2003 until July 2006, and served as a director of Williams-Sonoma from 1999 until May 2007. Prior to joining Williams-Sonoma as Chief Executive Officer, Mr. Mueller held a variety of executive level positions with several telecommunications companies, including Ameritech, SBC International Operations, Pacific Bell and Southwestern Bell Telephone. Mr. Mueller currently serves as a director of The Clorox Company and McKesson Corporation. Mr. Mueller holds a bachelor's degree in civil engineering from the University of Missouri and an executive masters degree in business administration from Washington University.

        Richard N. Baer has served as our Executive Vice President, General Counsel and Chief Administrative Officer since October 2008. Mr. Baer also holds these positions with QCII and QSC and serves as a director of QSC. Mr. Baer has held the position of QCII's Executive Vice President and General Counsel since December 2002 and previously served as QCII's Deputy General Counsel and as Special Legal Counsel to the Chairman and CEO. Prior to joining QCII in 2001, Mr. Baer was chairman of the litigation department at the Denver law firm of Sherman & Howard. Mr. Baer received his bachelor's degree from Columbia University and his juris doctor degree from Duke University.

        Joseph J. Euteneuer has served as our Executive Vice President and Chief Financial Officer since September 2008. Mr. Euteneuer also holds these positions with QCII and QSC. Previously, Mr. Euteneuer served as Executive Vice President and Chief Financial Officer of XM Satellite Radio Holdings Inc., a satellite radio provider, from 2002 until September 2008 after it merged with SIRIUS Satellite Radio, Inc. Prior to joining XM, Mr. Euteneuer held various management positions at Comcast Corporation and its subsidiary, Broadnet Europe. Mr. Euteneuer holds a bachelor's degree from Arizona State University and is a certified public accountant.

        Teresa A. Taylor has been a director and our Executive Vice President and Chief Operating Officer since August 2009. Ms. Taylor also holds these positions with QSC and is Executive Vice President and Chief Operating Officer of QCII. Ms. Taylor was previously QCII's Executive Vice President—Business

Markets Group, from August 2008 to August 2009. Ms. Taylor has held several other management positions with QCII, including Executive Vice President and Chief Administrative Officer from December 2004 until August 2008, Executive Vice President, Wholesale Markets Group, from 2003 until December 2004, and Executive Vice President, Products and Pricing, from 2000 until 2003. Ms. Taylor also held a number of leadership positions with U S WEST, Inc. from 1988 until its merger with QCII in 2000. Ms. Taylor received her bachelor's degree from the University of Wisconsin—La Crosse.

        C. Daniel Yost has served as our Executive Vice President, Mass Markets Group, since October 2008. Mr. Yost also holds this position with QCII. Previously, Mr. Yost served as QCII's Executive Vice President, Product and IT, beginning in June 2004. Prior to joining QCII, Mr. Yost served as President and Chief Operating Officer of Allegiance Telecom, Inc., a telecommunications company that QCII acquired in 2004. Mr. Yost also held management positions at several technology companies, including AT&T Wireless, McCaw Cellular Communications, MetroCel Cellular, Inc. and NETCOM Online Communications. Mr. Yost received his bachelor's degree in electrical engineering and his master's degree in business administration, both from Southern Methodist University.

        Christopher K. Ancell has served as our Executive Vice President, Business Markets Group, since August 2009. Mr. Ancell also holds this position with QCII. From 2004 to August 2009, Mr. Ancell was QCII's Vice President of Sales, Western Region, for the Business Markets Group. Previously, Mr. Ancell held several other management positions with QCII, including Vice President of Sales Support for the Business Markets Group, Vice President of Hosting Sales and a Vice President in the product organization. Prior to joining QCII, Mr. Ancell held management positions at Service Metrics, Inc. (an Exodus Communications Company) and PricewaterhouseCoopers. Mr. Ancell holds a bachelor's degree in economics from the University of Denver.

        R. William Johnston has served as our Senior Vice President since June 2008 and as our Controller since April 2007 and was designated our chief accounting officer in October 2007. Mr. Johnston also holds these positions with QCII and QSC. Mr. Johnston served as a QCII Vice President from 2003 until December 2007 and as QCII's Assistant Controller from 2003 to April 2007. Mr. Johnston has held various successively more senior finance, accounting and public policy positions with QCII and U S WEST, Inc. since 1988. Mr. Johnston holds a bachelor's degree in business administration from the University of Nebraska at Omaha.

Director and Officer Compensation

        Each of the officers and directors listed above receives compensation from QC only in his or her capacity as an employee of QCII and does not receive any additional compensation for his or her role as an officer, director or employee of QC.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        This exchange offer is being made pursuant to the registration rights agreement we entered into with the initial purchasers of the outstanding notes on April 13, 2009. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer; Expiration Time

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes that are validly tendered at or before the expiration time and are not validly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on December 14, 2009, or such later date and time to which we, in our sole discretion, extend the exchange offer.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration time;

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

  •
  to amend the exchange offer in any manner.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time.

        During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

How to Tender Outstanding Notes for Exchange

        Only a record holder of outstanding notes may tender in the exchange offer. When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who desires to tender outstanding notes for exchange must, at or prior to the expiration time:

  •
  transmit a properly completed and duly executed letter of transmittal, the outstanding notes being tendered and all other documents required by such letter of transmittal, to U.S. Bank National Association, the exchange agent, at the address set forth below under the heading "—The Exchange Agent"; or

  •
  if outstanding notes are tendered pursuant to the book-entry procedures set forth below, an agent's message must be transmitted by The Depository Trust Company, or DTC, to the exchange agent at the address set forth below under the heading "—The Exchange Agent," and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent's account at DTC, along with the agent's message; or

  •
  if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

        The term "agent's message" means a message that:

  •
  is transmitted by DTC;

  •
  is received by the exchange agent and forms a part of a book-entry transfer;

  •
  states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

  •
  states that we may enforce the letter of transmittal against such holder.

        The method of delivery of the outstanding notes, the letter of transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

        Signatures on a letter of transmittal must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

  •
  by a holder of outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of a recognized member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, such as a firm which is a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or certain other eligible institutions, each of the foregoing being referred to herein as an "eligible institution."

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the person who signed the letter of transmittal, the outstanding notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder's signature guaranteed by an eligible institution.

        We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange and all other required documents. We reserve the absolute right to:

  •
  reject any and all tenders of any outstanding note not validly tendered;

  •
  refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;

  •
  waive any defects or irregularities or conditions of the exchange offer, either before or after the expiration time; and

  •
  determine the eligibility of any holder who seeks to tender outstanding notes in the exchange offer.

        Our determinations, either before or after the expiration time, under, and of the terms and conditions of, the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any outstanding notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all outstanding notes. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

        If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

        WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

        Any financial institution that is a participant in DTC's system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message. The letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If a holder of outstanding notes desires to tender such notes and the holder's notes are not immediately available, or time will not permit such holder's outstanding notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent's message and any other documents required by the letter of transmittal will be transmitted to the exchange agent; and

  •
  the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent's message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery must be received prior to the expiration time.

Withdrawal Rights

        You may withdraw tenders of your outstanding notes at any time prior to the expiration time.

        For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under "—The Exchange Agent," at or prior to the expiration time. Any such notice of withdrawal must:

  •
  specify the name of the person having tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

  •
  where outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC; and

  •
  bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such outstanding notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under "—How to Tender Outstanding Notes for Exchange" above at any time at or prior to the expiration time.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

        All of the conditions to the exchange offer must be satisfied or waived at or prior to the expiration of the exchange offer. Promptly following the expiration time we will accept for exchange all outstanding notes validly tendered and not validly withdrawn as of such date. We will promptly issue exchange notes for all validly tendered outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

        For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of exchange notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the outstanding notes, or if no interest has been paid, from the original issue date of the outstanding notes. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

        If we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable.

Conditions to the Exchange Offer

        The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

  •
  any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended;

  •
  any law, rule or regulation is enacted, adopted, proposed or interpreted that we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradeable exchange notes in the exchange offer. See "—Consequences of Failure to Exchange Outstanding Notes";

  •
  any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations, results of operations taken as a whole, that is or may be adverse to us;

  •
  any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

  •
  we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the exchange notes to be issued in the exchange offer.

Accounting Treatment

        For accounting purposes, we will not recognize gain or loss upon the issuance of the exchange notes for outstanding notes. We are expensing costs incurred in connection with the issuance of the exchange notes when incurred.

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  our accounting and legal fees;

  •
  printing fees; and

  •
  related fees and expenses.

Transfer Taxes

        Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

        We have appointed U.S. Bank National Association as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of its addresses set forth below. Questions and requests for assistance respecting the procedures for the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at one of its addresses below:

Deliver to:
U.S. Bank National Association
By hand delivery at:	By mail or overnight courier at:
U.S. Bank Attn: Mr. James Jones 100 Wall Street, Suite 1600 New York, NY 10005	U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attn: Specialized Finance Department
or
By Facsimile Transmission (for eligible institutions only):
(651) 495-8158
Confirm by Telephone:
(651) 495-3476

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

        Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

        Holders of the exchange notes and any outstanding notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the series have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

        We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the exchange offer may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  the holder is not an "affiliate" of ours within the meaning of Rule 405 promulgated under the Securities Act;

  •
  the exchange notes issued in the exchange offer are acquired in the ordinary course of the holder's business;

  •
  neither the holder, nor, to the actual knowledge of such holder, any other person receiving exchange notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer;

  •
  if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and

  •
  if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes and that:

  •
  such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

  •
  it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any exchange notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer). See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

        Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

        However, because the SEC has not considered the exchange offer for our outstanding notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

        Any holder that is an affiliate of ours or that tenders outstanding notes in the exchange offer for the purpose of participating in a distribution:

  •
  may not rely on the applicable interpretation of the SEC staff's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        The exchange notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state where we would not otherwise be required to qualify.

Filing of Registration Statements

        Under the registration rights agreement we agreed, among other things, that if:

  •
  we determine that an exchange offer registration is not available or may not be consummated as soon as practicable after the expiration of the exchange offer because it would violate applicable law or the applicable interpretations of the SEC's staff;

  •
  the exchange offer registration statement is not declared effective by February 22, 2010;

  •
  any holder notifies us after the commencement of the exchange offer that due to a change in applicable law or SEC policy such holder is not entitled to participate in the exchange offer; or

  •
  if any holder that participates in the exchange offer (and tenders its registrable securities prior to the expiration thereof), does not receive exchange notes on the date of exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or as a participating broker-dealer);

we will file a registration statement under the Securities Act relating to a shelf registration of the outstanding notes for resale by holders and use our commercially reasonable efforts to have such shelf registration statement declared effective by the SEC. We are required to use our commercially reasonable efforts to keep the shelf registration statement effective for the period referenced in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all the notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. The registration rights agreement provides that we may delay the filing or the effectiveness of a registration statement for a period of up to 30 days during any 90 day period:

  •
  because of the occurrence of other material events or developments with respect to us that would need to be described in the registration statement, and the effectiveness of the registration statement is reasonably required to be suspended while the registration statement is amended or supplemented to reflect such events or developments;

  •
  because of the existence of material events or developments with respect to us, the disclosure of which we determine in good faith would have a material adverse effect on our business, operations or prospects; or

  •
  because we do not wish to disclose publicly a pending material business transaction that has not yet been publicly disclosed;

provided that any delay period described above will not alter our obligations to pay Additional Interest with respect to such delay.

        We will, in the event of the shelf registration statement, provide to the holder or holders of the applicable notes copies of the prospectus that is a part of the registration statement filed in connection with the shelf registration statement, notify such holder or holders when the shelf registration statement for the applicable notes has become effective and take certain other actions as are required to permit resales of the applicable notes under the shelf registration statement. A holder of outstanding notes that sells such notes pursuant to the shelf registration statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, and would be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

        Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.

        The foregoing description is a summary of certain provisions of the registration rights agreement. It does not restate the registration rights agreement in its entirety. We urge you to read the registration rights agreement, which is an exhibit to the registration statement of which this prospectus forms a part and can also be obtained from us. See "Where You Can Find More Information."

DESCRIPTION OF OTHER INDEBTEDNESS

        The following is a brief summary of important terms of our material indebtedness:

Other Notes

        As of September 30, 2009, we had outstanding $7.157 billion aggregate principal amount of other notes with various interest rates ranging from 3.549% to 8.875% (including a floating rate of LIBOR plus 3.25%) and maturities ranging from 2011 to 2043. All of these notes are unsecured obligations. The indentures governing our other notes contain covenants including:

  •
  a limitation on certain liens on our assets; and

  •
  a restriction on mergers or sales of all or substantially all of our assets, which requires that the transferee or successor assume the obligations in respect of the notes.

        These indentures do not contain any cross default provisions.

Senior Term Loan

        As of September 30, 2009, we had outstanding a $500 million term loan that bears interest at 6.95% per annum and matures in 2010. The covenant and default terms are substantially the same as those associated with our other long term debt.

Other Debt Related Matters

        As of September 30, 2009, QCII and its consolidated subsidiaries had total borrowings of $14.135 billion, including the other notes and senior term loan described above. Borrowings under QCII's $945 million Credit Facility, which is undrawn as of the date of this prospectus, would be secured by liens on our stock. As a result, ownership of our stock could transfer in the event of a default on such obligations. At September 30, 2009, QCII and its consolidated subsidiaries were in compliance with all provisions and covenants of their borrowings.

 DESCRIPTION OF THE NOTES

        The exchange notes will be issued under an indenture dated as of October 15, 1999 between Qwest Corporation, or QC (formerly known as U S WEST Communications, Inc.), as issuer, and The Bank of New York Trust Company, N.A. (as successor in interest to Bank One Trust Company, N.A.), as supplemented by a first supplemental indenture dated as of August 19, 2004 between QC and U.S. Bank National Association, as trustee (the "Trustee"), a second supplemental indenture dated as of November 23, 2004 between QC and the Trustee, a third supplemental indenture dated as of June 17, 2005 between QC and the Trustee, a fourth supplemental indenture dated as of August 8, 2006 between QC and the Trustee, a fifth supplemental indenture dated as of May 16, 2007 between QC and the Trustee, and a sixth supplemental indenture dated as of April 13, 2009 between QC and the Trustee establishing the terms of the notes (as supplemented, the "Indenture"). The terms of the notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The terms of the exchange notes and the outstanding notes are substantially identical, except that the exchange notes:

  •
  will have been registered under the Securities Act;

  •
  will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

  •
  will not contain provisions relating to the payment of Additional Interest.

        As used in this section, "QC," "we," "us" and "our" mean Qwest Corporation, a Colorado corporation, and its successors, but not any of its subsidiaries. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

        The notes are a new series of notes and will not trade fungibly with any notes previously issued under the Indenture.

        Neither QC's direct parent corporation, QSC, nor its ultimate parent corporation, QCII, nor any of QC's subsidiaries has guaranteed the payment of principal, premium, if any, or interest on the notes or has any other obligation in connection with the notes.

        The Indenture does not limit the aggregate principal amount of notes that may be issued thereunder and provides that notes may be issued thereunder from time to time in one or more series.

        The exchange notes will be issued only in registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes are unsecured obligations of QC and rank equally with all other unsecured and unsubordinated indebtedness of QC.

        Holders of the outstanding notes who do not exchange their outstanding notes for exchange notes will vote together as a separate series of notes with holders of the exchange notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders of a series of notes (including acceleration following an Event of Default, as defined below under "—Events of Default") must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding notes. Accordingly, all references in this section will be deemed to mean the requisite percentage in aggregate principal amount of the notes then outstanding (including the exchange notes).

        The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. A copy of the Indenture will be available as described above under the heading "Where You Can Find More Information" and is also filed as an exhibit to this registration statement.

Principal, Maturity and Interest

        QC may "reopen" any series of debt securities (including the notes) issued under the Indenture and issue additional securities of that series without the consent of the holders of that series. The notes will not have the benefit of any sinking fund.

        The notes will bear interest at the rate of 8.375% per annum from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for with respect to the outstanding notes or, if no interest has been paid or duly provided for, from and including the date of issuance of the notes. The notes will mature and the principal amount will be payable on May 1, 2016. Interest on the notes will be payable semiannually in arrears on May 1 and November 1 of each year, commencing on November 1, 2009 (each such date, an "Interest Payment Date"), to the persons in whose names the notes are registered at the close of business on each April 15 and October 15 immediately preceding the applicable Interest Payment Date. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

        If any Interest Payment Date, maturity date or redemption date is a legal holiday in New York, New York, the required payment will be made on the next succeeding day that is not a legal holiday as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, maturity date or redemption date, as the case may be, to such next succeeding day. "Legal holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York are not required to be open.

Payment

        Payment of principal of and interest and premium, if any, on any notes represented by one or more permanent global notes in definitive, fully registered form without interest coupons will be made to Cede & Co., the nominee for The Depository Trust Company ("DTC") as the registered owner of the global notes, by wire transfer of immediately available funds. Initially, the Trustee will act as paying agent for the notes. Payments of principal, premium, if any, and interest on the notes will be made by us through the paying agent to DTC.

        Holders of certificated notes, if any, must surrender such certificated notes to the paying agent to collect principal and interest payments at maturity. Principal, premium, if any, and interest on certificated notes will be payable at the office of the paying agent maintained for such purpose or, at the option of QC, payment of principal, premium, if any, and interest may be made by check mailed to a holder's registered address. Notwithstanding the foregoing, a holder of notes with an aggregate principal amount of $5 million or more may request in writing, at least three business days prior to the relevant payment date, that interest be wired to an account specified by such holder.

        The principal of and interest and premium, if any, on the notes will be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. No service charge will be made for any registration of transfer or exchange of notes, but QC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The notes may be presented for registration of transfer or exchange at the office of the registrar for the notes or at any other office or agency maintained by QC or the registrar for such purpose. Initially, the Trustee will act as registrar for the notes.

Optional Redemption

        The notes will be redeemable at the option of QC, in whole at any time or in part from time to time, on at least 15 days but not more than 60 days prior written notice mailed to the registered holders thereof, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum, as determined by the Quotation Agent, as defined below, of the present values of the principal amount of the notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the notes to be redeemed (excluding interest accrued to the redemption date), which we refer to as "Remaining Life," discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate, as defined below, plus 50 basis points (the "Make-Whole Premium"), plus, in either case, accrued and unpaid interest on the principal amount of the notes redeemed to the date of redemption.

        If money sufficient to pay the redemption price of and accrued interest on all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life as of the applicable redemption date.

        "Comparable Treasury Price" means, with respect to any redemption date, the average of two Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means the Reference Treasury Dealer appointed by QC.

        "Reference Treasury Dealer" means each of J.P. Morgan Securities Inc., Banc of America Securities LLC, Morgan Stanley & Co. Incorporated and a Primary Treasury Dealer (as defined below) selected by Wachovia Capital Markets, LLC, and their successors; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), QC will substitute therefor another primary U.S. Government securities dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        QC may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Certain Covenants

        Other than as described below under "—Limitation on Liens," the Indenture does not contain any provisions that would limit the ability of QC to incur indebtedness or that would afford holders of notes protection in the event of a sudden and significant decline in the credit quality of QC or a takeover, recapitalization or highly leveraged or similar transaction involving QC. Accordingly, QC could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect QC's capital structure or credit rating. See "Risk Factors—Other than covenants limiting liens and certain corporate transactions, the notes will not contain restrictive covenants, and there is no protection in the event of a change of control."

Limitation on Liens

        The Indenture contains a covenant that if QC mortgages, pledges or otherwise subjects to any Lien (other than Permitted Liens) all or some of its property or assets, QC will secure the notes, any other outstanding notes and any of its other obligations which may then be outstanding and entitled to the benefit of a covenant similar in effect to such covenant, equally and proportionally with the indebtedness or obligations secured by such Lien, for as long as any such indebtedness or obligation is so secured. "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

        "Permitted Liens" means any of the following:

  •
  Liens existing on the date of the initial issuance of the notes;

  •
  Liens on any asset existing at the time such asset is acquired, if not created in contemplation of such acquisition;

  •
  Liens on any asset (a) created within 180 days after such asset is acquired, or (b) securing the cost of acquisition, construction or improvement of such asset; provided, in either case, that such Lien extends to no property or asset other than the asset so acquired, constructed or improved and property incidental thereto;

  •
  (a) Liens incidental to the conduct of QC's business or the ownership of its properties or otherwise incurred in the ordinary course of business which (i) do not secure Debt, and (ii) do not in the aggregate materially detract from the value of its assets taken as a whole or materially impair the use thereof in the operation of its business, and (b) Liens not described in clause (a) on cash, cash equivalents or securities that secure any obligation with respect to letters of credit or surety bonds or similar arrangements, which obligation in each case does not exceed $100 million;

  •
  any Lien to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify QC to conduct all or some part of its business or in order to entitle QC to maintain self-insurance or to obtain the benefits of any law relating to workmen's compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it;

  •
  any Liens for taxes, assessments, governmental charges, levies or claims and similar charges either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made;

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  Liens securing the performance of bids, tenders, leases, contracts, sureties, stays, appeals, indemnities, performance or similar bonds or public or statutory obligations of like nature, incurred in the ordinary course of business;

  •
  materialmen's, mechanics, repairmen's, employees, operators' or other similar Liens or charges arising in the ordinary course of business incidental to the acquisition, construction, maintenance or operation of any asset of QC which have not at the time been filed pursuant to law and any such Liens and charges incidental to the acquisition, construction, maintenance or operation of any asset of QC, which, although filed, relate to obligations not yet due or the payment of which is being withheld as provided by law, or to obligations the validity of which is being contested in good faith by appropriate proceedings;

  •
  zoning restrictions, servitudes, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created assumed or permitted to exist and arising by, through or under or asserted by a landlord or owner of the leased property, with or without consent of the lessee) and other similar charges or encumbrances, which will not individually or in the aggregate interfere materially and adversely with the business of QC and its subsidiaries taken as a whole;

  •
  Liens created by or resulting from any litigation or proceeding which is currently being contested in good faith by appropriate proceedings and as to which levy and execution have been stayed and continue to be stayed or for which QC is maintaining adequate reserves or other provision in conformity with generally accepted accounting principles;

  •
  any interest or title of vendor or lessor in the property subject to any lease, conditional sale agreement or other title retention agreement;

  •
  Liens in connection with the securitization or factoring of QC's or any of its subsidiaries' receivables in a transaction intended to be a "true sale"; and

  •
  any Lien securing a refinancing, replacement, extension, renewal or refunding of any Debt secured by a Lien permitted by any of the foregoing clauses of this definition of "Permitted Liens" to the extent secured in all material respects by the same asset or assets.

        Notwithstanding the foregoing, "Permitted Liens" shall not include any Lien to secure Debt that is required to be granted on an equal and ratable basis under the "negative pledge", or equivalent, provisions of a Debt instrument (including outstanding debt securities) as a result of the creation of a Lien that itself would constitute a "Permitted Lien."

        "Debt" of any person means, at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person as lessee which are capitalized in accordance with generally accepted accounting principles, (iv) all Debt secured by a Lien on any asset of such person, whether or not such Debt is otherwise an obligation of such person, and (v) all Debt of others guaranteed by such person.

        The Indenture does not prevent any other entity from mortgaging, pledging or subjecting to any lien any of its property or assets, whether or not acquired from QC.

Consolidation, Merger and Sale of Assets

        QC will not consolidate with, merge into or be merged into, or transfer or lease its property and assets substantially as an entirety to another entity; provided that QC may consolidate with, merge into or be merged into, or transfer or lease its property and assets substantially as an entirety to another entity if:

  •
  the successor entity is a corporation and assumes by supplemental indenture all of QC's obligations under the notes, the Indenture and any other notes outstanding under the Indenture; and

  •
  after giving effect to the transaction, no default or Event of Default has occurred and is continuing.

Events of Default

        Any one of the following is an "Event of Default" with respect to the notes:

  •
  if QC defaults in the payment of interest on the notes, and such default continues for 90 days;

  •
  if QC defaults in the payment of the principal of the notes when the same becomes due and payable upon maturity, upon redemption or otherwise;

  •
  if QC fails to comply with any of its other agreements in the notes or in the Indenture, which failure continues for 90 days after QC receives notice from the Trustee or the holders of at least 25% of the aggregate principal amount of the notes then outstanding; and

  •
  if certain events of bankruptcy or insolvency occur with respect to QC.

        If an Event of Default with respect to the notes occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes to be due and payable immediately. The holders of a majority in principal amount of the notes may rescind such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely as a result of such acceleration.

        Holders of notes may not enforce the Indenture or the notes, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the notes. Subject to certain limitations, the holders of more than 50% in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. The Trustee may withhold from holders of notes notice of any continuing default (except a default in the payment of principal or interest) if it determines that withholding notice is in their interests.

Amendment and Waiver

        With the written consent of the holders of a majority in principal amount of the notes issued under the Indenture then outstanding, QC and the Trustee may amend or supplement the Indenture or modify the rights of the holders of the notes; provided that any such amendment that affects the terms of the notes as distinct from the other series of notes issued under the Indenture will require only the consent of at least a majority in aggregate principal amount of the notes then outstanding. Such majority holders may also waive compliance by QC of any provision of the Indenture, any supplemental indenture or notes, except a default in the payment of principal or interest. However, without the consent of the holder of each note affected, an amendment or waiver may not:

  •
  reduce the amount of notes whose holders must consent to an amendment or waiver;

  •
  change the rate or the time for payment of interest;

  •
  change the principal or the fixed maturity;

  •
  waive a default in the payment of principal, premium, if any, or interest;

  •
  make the notes payable in a different currency; or

  •
  make any change in the provisions of the Indenture concerning (a) waiver of existing defaults, (b) rights of holders of notes to receive payment or (c) amendments and waivers without the consent of the holder of each note affected.

        QC and the Trustee may amend or supplement the Indenture without the consent of any holder of any of the notes to:

  •
  cure any ambiguity, defect or inconsistency in the Indenture or the notes;

  •
  provide for the assumption of all of our obligations under the notes and the Indenture by any corporation in connection with a merger, consolidation or transfer or lease of our property and assets substantially as an entirety;

  •
  provide for uncertificated notes in addition to or instead of certificated notes;

  •
  add to the covenants made by us for the benefit of the holders of any series of notes (and if such covenants are to be for the benefit of less than all series of notes, stating that such covenants are included solely for the benefit of such series) or to surrender any right or power conferred upon us;

  •
  add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of the notes, as set forth in the Indenture;

  •
  secure any notes as provided under the heading "—Limitation on Liens";

  •
  provide for the issuance of and establish the form and terms and conditions of a series of notes or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of notes or to add to the rights of the holders of any series of notes;

  •
  make any change necessary to conform to the "Description of the Notes" contained in the offering memorandum relating to the offering of the notes; or

  •
  make any change that does not adversely affect the rights of any holder of the notes in any material respect.

Defeasance

        QC may terminate all of its obligations under the notes and the Indenture or any installment of principal, premium, if any, or interest on the notes if QC irrevocably deposits in trust with the Trustee money or U.S. government obligations sufficient to pay, when due, principal, premium, if any, and interest on the notes to maturity or redemption or such installment of principal, premium, if any, or interest, as the case may be, and if all other conditions set forth in the Indenture are met.

Governing Law

        The Indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Concerning the Trustee, the Paying Agent

        QC and certain of its affiliates, including QCII, maintain banking and other business relationships in the ordinary course of business with U.S. Bank National Association. In addition, U.S. Bank National Association and certain of its affiliates serve as trustee, authenticating agent, or paying agent with respect to certain other debt securities of QC, QCII and their affiliates.

BOOK-ENTRY, DELIVERY AND FORM

        DTC will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered note certificates will be issued in the aggregate principal amount of the notes, and will be deposited with DTC.

        DTC, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of securities that DTC's participants ("Direct Participants") deposit with DTC. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

        The ownership interest of each actual purchaser of notes (each, a "Beneficial Owner") is recorded on the Direct and Indirect Participants' records. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes, except as described below.

        The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers. Notices and other communications from DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent with respect to notes unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to issuers as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds, distributions, and dividend payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detailed information from an issuer, on the payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of QC or DTC nor its nominee or agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as depository with respect to the notes at any time by giving us notice that it is unwilling or unable to continue as depository for the notes, or DTC ceases to be registered or in good standing under the Exchange Act or other applicable statute or regulation, in the event that a successor depository is not obtained within 90 days, note certificates are generally required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the United States federal tax consequences of an exchange of outstanding notes for exchange notes in the exchange offer and the purchase, beneficial ownership and disposition of exchange notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder (the "Treasury Regulations") and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the IRS has been or is expected to be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to notes that are held as capital assets (i.e., generally, property held for investment).

        This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities, brokers, "U.S. holders" (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons who hold the notes as a hedge or who hedge the interest rate on the notes). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of the notes that is , for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

        A "non-U.S. holder" is a beneficial owner of the notes that is an individual, corporation, estate, or trust and is not a U.S. holder.

        The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the notes generally will depend on such partner's particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

        HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN THE FEDERAL INCOME TAX LAWS.

        Our obligation to pay you additional interest in the event that we failed to comply with specified obligations under the registration rights agreement may have implicated the provisions of the Treasury regulations relating to "contingent payment debt instruments." Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is "remote" or is considered to be "incidental." We have taken the position that, as of the issue date, the foregoing contingency was remote and/or incidental. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. However, this determination is inherently factual and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder's income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. This disclosure assumes that the notes will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt regulations and the consequences thereof.

U.S. Federal Income Tax Consequences of the Exchange Offer

        The exchange of the outstanding notes for exchange notes pursuant to the exchange offer will not constitute a taxable exchange. As a result, (1) a U.S. holder will not recognize a taxable gain or loss as a result of exchanging such holder's notes; (2) the holding period of the exchange notes will include the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

U.S. Federal Income Tax Consequences to U.S. Holders of the Ownership and Disposition of the Notes

Treatment of Stated Interest

        Stated interest on the notes will be treated as "qualified stated interest" (i.e., stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the note) and will be taxable to U.S. holders as ordinary interest income as the interest accrues or is paid in accordance with the holder's regular method of tax accounting.

Original Issue Discount

        The notes were treated as being issued with original issue discount, or OID, for U.S. federal income tax purposes because their issue price is less than their stated principal amount (by more than a de minimis amount). The "issue price" of a note generally is the first price at which a substantial amount of the "issue" of the notes is sold to the public for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

        A U.S. holder (whether a cash or accrual method taxpayer) will be required to include in gross income all OID as it accrues on a constant yield to maturity basis, before the receipt of cash payments attributable to this income. The amount of OID includible in gross income for a taxable year will be the sum of the daily portions of OID with respect to the note for each day during that taxable year on which the U.S. holder holds the note. The daily portion is determined by allocating to each day in an "accrual period" a pro rata portion of the OID allocable to that accrual period. The OID allocable to any accrual period will equal (a) the product of the "adjusted issue price" of the note as of the beginning of such period and the note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less (b) the qualified stated interest allocable to that accrual period. The "adjusted issue price" of a note as of the beginning of any accrual period will equal its issue price, increased by previously accrued OID.

        A U.S. holder will not be required to recognize any additional income upon the receipt of any payment on the notes that is attributable to previously accrued OID.

Acquisition Premium

        If the tax basis of a holder in the notes immediately after the purchase is less than all amounts payable on the notes after the purchase date (other than payments of "qualified stated interest"), but is in excess of the adjusted issue price of the notes, the holder has acquired the notes with "acquisition premium." A U.S. holder who purchases the notes with acquisition premium and does not make the election described below under "Election to Treat all Interest as Original Issue Discount" is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the acquisition premium and the denominator of which is the aggregate original issue discount includible in income with respect to the notes.

Bond Premium

        If a holder has a tax basis in the notes immediately after the purchase that is greater than the stated redemption price at maturity, the holder has acquired the notes with "bond premium." Such holder will not be required to include any OID in income with respect to the notes. A holder may elect to amortize such bond premium over the life of the notes to offset a portion of the stated interest that would otherwise be includable in income. Such an election generally applies to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS. Holders that acquire a note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

Market Discount

        A note that is acquired for an amount that is less than its revised issue price (which is the sum of the issue price of the note and the aggregate amount of the OID previously includible in the gross income of any holder for periods before the acquisition of the note by the holder, without regard to any acquisition premium) by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), will be treated as having "market discount" equal to such difference. Unless the U.S. holder elects to include such market discount in income as it accrues, a U.S. holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the notes will accrue ratably over the remaining term of the notes or, at the election of the U.S. holder, under a constant yield method. In addition, a U.S. holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry an exchange note unless the U.S. holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS.

Election to Treat All Interest as OID

        A U.S. holder may elect to include in gross income all interest that accrues on the notes using the constant-yield method described above under "Original issue discount," with certain modifications. For purposes of this election, interest includes stated interest and OID. This election generally applies only to the note with respect to which it is made and may not be revoked without the consent of the IRS. U.S. holders should consult their tax advisors concerning the consequences of this election.

Sale or Other Disposition of the Notes

        In general, upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received on the sale or other taxable disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income as discussed above) and (2) the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will be equal to the holder's cost therefor, increased by any OID and market discount previously includible in income by the U.S. holder and reduced by any amortized premium. Gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss and will be a long-term capital gain or loss if at the time of the disposition you have held the note for more than one year. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Defeasance

        Were we to terminate all of our obligations under the indenture with respect to all of the notes then outstanding, as described above under "Description of notes—Defeasance," such discharge would generally be deemed to constitute a taxable exchange of the outstanding notes for other property—namely, the funds deposited with the Trustee. In such case, a U.S. holder generally would be required to recognize capital gain or loss in connection with such deemed exchange in a manner comparable to that discussed above under "—Sale or other disposition of the notes." In addition, after such deemed exchange, a U.S. holder also may be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than had the discharge not occurred. U.S. holders should consult their own tax advisors as to the specific consequences arising from a discharge in their particular situations.

Backup Withholding and Information Reporting

        In general, a U.S. holder of the notes will be subject to backup withholding with respect to interest and OID on the notes, and the proceeds of a sale or other disposition (including a retirement or redemption) of the notes, at the applicable tax rate (currently 28%), unless such holder (a) is an entity that is exempt from backup withholding (including corporations and certain qualified nominees) and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number ("TIN"), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. holders of the Ownership and Disposition of the Notes

Treatment of Interest and OID

        Subject to the discussion of backup withholding below, under the "portfolio interest exemption," a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of stated interest or OID on the notes that is not effectively connected with the non-U.S. holder's trade or business, provided that:

  •
  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our common stock entitled to vote;

  •
  the non-U.S. holder is not, and is not treated as, a bank receiving interest or OID on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

  •
  the non-U.S. holder is not a "controlled foreign corporation" that is related (actually or constructively) to us; and

  •
  certain certification requirements are met.

Under current law, the certification requirement will be satisfied in any of the following circumstances:

  •
  If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.

  •
  If a note is held through a securities clearing organization, bank or another financial institution that holds customers' securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

  •
  If a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

        If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest or OID on the notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest or OID is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI or W-8BEN, as applicable (or suitable successor form).

        If a non-U.S. holder is engaged in a trade or business in the United States and interest or OID on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest or OID on a net income basis generally in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any interest income (and OID) that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States, provided that the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, Exchange or Other Disposition of the Notes

        Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity or other disposition of a note, unless:

  •
  the non-U.S. holder is an individual who is present in the U.S. for 183 days or more during the taxable year and who has a "tax home" in the United States and certain other conditions are met; or

  •
  the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder.

        If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale or other disposition of the notes in the same manner as a U.S. holder. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax on any effectively connected earnings and profits. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Defeasance

        As described above under "U.S. federal income tax consequences to U.S. holders—Defeasance," in the event of a defeasance of the notes, a non-U.S. holder will be deemed to have exchanged notes for the funds deposited with the Trustee and may be required to recognize income with respect to deposited funds deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than had the discharge not occurred, and such income may be subject to U.S. income and/or withholding taxes. Non-U.S. holders should consult their own tax advisors as to the specific consequences arising from a discharge in their particular situations.

Information reporting and Backup Withholding

        When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any interest (and OID) paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

        Non-U.S. holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied. Payments of the proceeds from the sale or other disposition (including a retirement or redemption) of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a United States person, (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States.

        Payment of the proceeds from a sale or other disposition (including a retirement or redemption) of a note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding, provided that neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it acquired the outstanding notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. The registration rights agreement we executed in connection with the offering of the outstanding notes provides that we will generally not be required to amend or supplement this prospectus for a period exceeding 90 days after the date on which this registration statement is declared effective and participating broker-dealers shall not be authorized by us to deliver this prospectus in connection with resales after that period of time has expired.

        We will not receive any proceeds from any sale of exchange notes by any participating broker-dealer. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of the exchange notes. Any participating broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        Certain legal matters with respect to the validity of the exchange notes will be passed upon for us by Stephen E. Brilz, Deputy General Counsel of QCII.

EXPERTS

        The consolidated financial statements of Qwest Corporation as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the December 31, 2008 consolidated financial statements refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.

PROSPECTUS

$810,500,000

Qwest Corporation

Exchange Offer for All Outstanding

8 3/8% Notes due 2016
(CUSIP Nos. 74913GAU9 and U7490RAJ8)
for new
8 3/8% Notes due 2016
that have been registered under the Securities Act of 1933

November 13, 2009